Exhibit 99.2

American Eagle Outfitters, Inc.

Second Quarter 2013

Conference Call Transcript dated August 21, 2013

Operator: Greetings and welcome to the American Eagle Outfitters second-quarter 2013 earnings conference call. At this time all participants are in a listen-only mode. A brief question-and-answer session will follow the formal presentation.

As a reminder, this conference is being recorded.

It is now my pleasure to introduce your host, Judy Meehan, Vice President of Investor Relations. Thank you, Ms. Meehan, you may now begin.

Judy Meehan- American Eagle Outfitters Inc- VP IR: Good morning, everyone. Joining me today for our prepared remarks are Robert Hanson, Chief Executive Officer, and Mary Boland, Chief Financial and Administrative Officer.

Before we begin today’s call, I need to remind you that during this conference call we will make certain forward-looking statements. These statements are based upon information that represents the Company’s current expectations or beliefs. The results actually realized may differ materially from those expectations, based on risk factors included in our quarterly and annual reports filed with the SEC. We have posted a second-quarter financial supplement on our website which Mary will refer to.

Now, I would like to turn the call over to Robert for opening remarks.

Robert Hanson- American Eagle Outfitters, Inc.- CEO: Good morning.

Needless to say, we are now at all happy with our second-quarter performance, which was a result of two factors. First, a disappointing women’s assortment, primarily within our core and core fashion businesses, where we just didn’t execute well. And, second, a choppy and unpredictable external environment, including highly promotional retail competition, which has continued into the third quarter. Store traffic in North America was uneven and below expectations, with further deceleration in July. With this as the backdrop, combined with weak execution in women’s, deeper and broader promotions led to an increase in markdowns, which pressured second-quarter earnings. Comparable sales declined 7%, net revenue fell 2%, and EPS of $0.10 declined 52% from last year.

Although most areas of our North American business were below our expectations, AEO women’s business had the biggest miss to plan, comping down 9% in the quarter. With the exception of dresses, fashion styles performed the best overall, particularly within pants and tops. We saw weakness primarily in core and core fashion styles. While the assortment architecture was on strategy, as a team we were overly focused on fashion and didn’t pay enough attention to our foundational key items. We didn’t deliver the trend relevancy, innovation and value that our customers expect from us. We have reassorted late Q3 and all of Q4 to ensure we have newness across the store, great styles and outstanding value, while continuing to deliver compelling fashion. We’ve also revised our inventory plans and AUR expectations for the fourth quarter to reflect the environment and stronger value for our customers.

The environment has been extremely challenging, with weak traffic and unprecedented price promotions. We’re disappointed that our marketing efforts haven’t done more to mitigate these macro pressures. Our marketing and promotional execution needs to improve, to build traffic back to our stores and gain new customers. We are strengthening our social media outreach and CRM. Moving forward, we’ve adjusted our efforts to ensure that creative branding, product innovation and clear value are embedded within our promotional plans. And that we maintain a disciplined approach to planning, testing and executing our playbook.

Although the business was disappointing overall, there were some bright spots and encouraging signs that our strategic initiatives are broadly on track. Our men’s business, while comping down 4%, delivered results closer to our initial plans. We felt good about the overall execution in men’s, where the team delivered depth in foundational key items, combined with relevant new styles. Men’s pants, woven tops, polos and graphics performed best, with seasonal categories underperforming expectations.

Aerie’s performance was solid, delivering an improvement to the bottom line, and remaining on track to deliver double-digit EPS this year. We’ve appropriately narrowed and focused the assortment, rooted in intimates. And with improved inventory principles and smarter distribution strategies, have yielded an improvement to gross margin return on investment. Factory stores performed relatively well considering the tough environment, comping slightly down, but with total revenue growth of 29%. We opened 18 new factory locations in the quarter where we continue to see strong response.

Our made-for-factory products, which is now 40% of the assortment and tracking to over 50% by holiday, is being well received and delivering high margins. Our online business increased 11%. While not what we had hoped for, conversion increased on a decline in traffic and mobile continued to gain traction with volume more than doubling. Our three new stores in Mexico continue to exceed our expectations. And international license revenues increased 30% in the quarter compared to last year.

With external challenges expected to continue we’re highly focused on the controllables, improving our overall execution and strengthening our assortments and marketing, while maintaining tight inventory controls and disciplined expense management.

I’ll update the progress on our longer-term initiatives after Mary reviews the financials.

Mary Boland-American Eagle Outfitters, Inc.-CFO and Chief Administrative Officer: Thanks, Robert, and good morning.

It was definitely a tough quarter, resulting in unacceptable financial performance. The miss to our expectations came largely from weak traffic, combined with a soft women’s business, leading to increased promotions and markdowns. With the top-line miss, we took action on the expense line, reducing SG&A expense from our original plan. Inventories ended the period flat to last year, and on target. And we’ve revised our inventory plans for the third and fourth quarters, in light of the ongoing weakness in traffic.

Now, looking at the details of the second quarter, total revenue decreased 2% to $727 million. Consolidated comparable sales declined 7%, against an 8% increase last year. Our conversion rate was approximately flat over last year. On weak traffic, transactions per store fell 3%. And the average dollar sale was down 4% on a 1% decline in AUR, and a 3% decline in UPT. Consolidated American Eagle Outfitters brand comps decreased 8%, aerie comps decreased 2%, and the total online business grew by 11%. The gross margin was under significant pressure, declining 360 basis points to a very disappointing 33.8%. Increased markdowns, partially offset by IMU improvement, contributed to 250 basis points of the decline.

Buying, occupancy and warehousing costs deleveraged 110 basis points due to higher delivery costs and the deleverage of rent on negative comps. Selling, general and administrative expense was up 5% to $186 million, deleveraging 160 basis points as a rate to sales. The increase in dollars was largely due to hiring into open positions at the corporate office that were vacant a year ago. Additionally, there was incremental expense related to the opening of factory stores, Mexico, as well as our omni- channel initiative.

As the business became increasingly tough in the quarter, we cut expense by roughly $10 million. Expense management remains a major priority as we balance critical spending to support our strategic long-term growth, while delivering near-term results and expense leverage targets. Depreciation and amortization declined $2 million to $30 million, and leveraged 20 basis points. The dollar decline relates to a combination of last year’s store impairments and maturing assets. Operating income was $29 million, down 56% to last year. And EPS of $0.10 decreased 52%.

Now, turning to the balance sheet, please refer to page 7 of the presentation. Starting with inventory, we ended the quarter with inventory at cost per foot down 1%, right in line with our guidance, albeit at a higher markdown rate. Looking forward, we expect third-quarter ending inventory at cost per foot to be up slightly against a decline of 12% last year. We ended the quarter with $405 million in cash and investments. We now expect annual capital spending of $230 million to $250 million versus our previous guidance of $250 million to $280 million, as we re-timed some of our projects and investments. Given the decline in margin, we continue to evaluate our spending in all areas and are also implementing working capital initiatives to drive a more efficient use of cash.

On store activity, please refer to page 10. We opened 20 new stores, of which 18 were factory stores. We closed seven locations, including six aerie stores. Total square footage is expected to increase in the mid single digits in 2013. As seen on page 11, we had a total of 57 international locations in 12 licensed countries.

Now, regarding the outlook. Our third-quarter trends remain challenging. We’ve experienced weak store traffic across North America, and the continuation of a highly competitive and promotional retail landscape. With this in mind, and an assumption that sales remain under pressure, we expect third-quarter EPS to be in the range of $0.14 to $0.16 compared to EPS of $0.41, last year. This is based on a comp decline in the mid to high single digits, and continued margin pressure due to increased markdowns. We are cutting expenses and expect SG&A dollars to decline compared to last year.

Looking ahead to the fourth quarter, we are revising our plans holistically, including our assortments, AUR assumptions, expenses and investments in inventory. We will provide fourth-quarter guidance on the next conference call in early December when we have visibility into consumer spending for the holiday season. We are absolutely committed to strengthening our performance in the near-term, pacing our investments and controlling expenses and inventory. Looking beyond 2013 we remain committed to delivering our long-term financial targets.

Robert Hanson- American Eagle Outfitters, Inc.- CEO: Thanks, Mary.

We continue to operate in a challenging environment. With high teen unemployment, there is intense promotional competition for every dollar, further enhanced by newer competitors and the impact of technology on consumer behavior. In this environment we need to bring our A game every day. Across design, merchandising, marketing and operations, we are fortifying our processes to make sure that we strengthen our near-term business and drive for ongoing growth and margin improvement. Our initiatives to improve our go-to-market and product development processes are tracking with a 25% reduction in process cycle time.

New systems implementations, including our merchandise planning tool and CRM tools, are largely on track, and we should begin to see benefits early in 2014. We begin to pilot flexible fulfillment this quarter, giving us the capability to scale up into the holiday season. The current environment underscores the importance of our strategic initiatives to diversify our base business. Our factory business, which was $235 million in 2011, is on track to reach over $425 million this year. Currently at 98 stores, we can double the store base over the next few years. After opening over 40 stores this year, we have an additional 23 stores already on deck for 2014. We continue to see favorable store productivity, with four-wall profit per store significantly higher than main line stores.

We’re also progressing well on omni-channel initiatives. It’s important to note that we are spending a good part of this year strengthening the basics of our online business to fortify the foundation upon which to build. During the second quarter, we launched a new mobile app with much improved performance, with integrated AE rewards capability. We also launched product reviews via mobile, driving over a 20% increase in daily submissions. Our online business is expected to reach over $540 million this year, up from $368 million two years ago.

Aerie is delivering solid improvement. We continue to reposition the store fleet into more productive and higher-margin side-by-side and shop-in-shop formats. We expect to open 9 side-by-side and 24 shop-in-shop formats this year, and have 30 additional planned for 2014. Aerie is on target to achieve EPS in the double digits. On international we continue to see strong global appetite for our brands. By early next year we plan to lay out our China growth plan, beyond the six stores which are currently operating. And we continue to pursue new licensed store growth, delivering earnings accretion to our international business, which is up 30%.

Our entire team is keenly focused on regaining our momentum across the brick-and-mortar in North American AEO business. This business is our foundation, and must be solid as we position the Company longer-term as a global omni- channel competitor, delivering sustained, profitable growth and top-tier returns.

Thanks for listening, and now we’ll take your questions.

Operator: (Operator Instructions)

Dana Telsey, Telsey Advisory Group.

Dana Telsey- Telsey Advisory Group-Analyst: Can you talk a little bit about the women’s business in particular? How that business do you see changing in terms of product? What was off? And how you see it improving in timing. And also, just about the promotional environment, where do you see pricing going towards in this new promotional environment? And what the ultimate margin structure should look like? Thank you

Robert Hanson- American Eagle Outfitters, Inc.- CEO: Dana, I’ll take the first two questions I’ll let Mary answer the question on margin structure. On women’s, the realities we had, and continue to have, generally strong performance on our fashion offering. It’s about 30% of our customer choices. We did have a weak dresses business in the second quarter. But beyond that, fashion performed well.

Where we did not execute well was in core and core fashion. And if you think about 2012, in jeans, pants and shorts, there was a lot of innovation in woven and knit tops, a lot of innovation in both core and core fashion key items that are foundational to our business. We don’t feel that we executed that innovation trend relevancy and value in the second quarter. And as we looked at the overall assortment, that was our view on the weakness. So, as we have reassorted the business, we were able to impact the last month of the third quarter and all of the fourth quarter. So we’ve reassorted not only in women’s but also took a good hard look at our men’s assortment, to make sure we had the innovation, the trend relevancy and value in those key items that are foundational to our business. And that they are matched with compelling fashion offerings.

The promotional environment has been very challenging this year. We had hoped to get AUR leverage based on both innovation that we were putting into our product, as well as a shift in the mix of the product by price point bucket. That has just not happened. And so, moving forward, what we’re expecting is AUR pressure. And, as I mentioned in my prepared comments, until we see a shift in consumer behavior towards our brand we are going to remain cautious.

Mary Boland-American Eagle Outfitters, Inc.-CFO and Chief Administrative Officer: And then, Dana, what I would add to what Robert said is the promotional environment is challenging, traffic is challenging, as he just said. We are planning to see that continued pressure on margin as we’ve seen so far in the first half of the year. Obviously our long-term goals are still our long-term goals — to have margin north of 40%. But I think for this year we’re planning for challenging margin. I think that’s a prudent way to plan the business.

Dana Telsey- Telsey Advisory Group-Analyst: Thank you.

Operator: Anna Andreeva, Oppenheimer.

Anna Andreeva-Oppenheimer & Co.-Analyst: Great. Thanks so much. Good morning. You guys talked about the decline in traffic continuing here into the third quarter. Could you maybe talk about the quarter-to-date comp trends? Just trying to parse out, are you running in line with guidance for down mid to high single digits? And then, secondly, on inventories — look high versus your comps guidance. Maybe provide some color on carryover levels. I’m trying to understand why would inventories be up after the third quarter? I think previously you guys had guided for flattish. Thanks.

Mary Boland-American Eagle Outfitters, Inc.-CFO and Chief Administrative Officer: Okay. So, in terms of our guidance, our business is currently running in line with the guidance we provided of comps down mid to high single digits. That was our guidance and that’s what we’re currently running. In terms of inventory, if you’ll recall, last year in Q3 our inventory was down 12% year over year. So, as we looked at planning for the end of Q3, I think last year we probably were a little bit lean in some sizing and on some customer choices, so we adjusted for that.

But the other piece that’s out there, too, is our direct business, as we said we’re adding a new distribution center to the portfolio because we’ve been a bit capacity constrained in our existing DC. So it’s simply the flow of the inbound product into the DC that we have to re-time a little bit differently, so they can manage that heavy flow into the DC. And it just happens to fall a week into the third quarter. But what I would say more broadly is, we ended Q2 in really good shape on inventory despite the fall off in top line. That is absolutely our maniacal focus, for Q3 to end up the same way. The guidance of being up slightly is more around some operational and executional things. And some lessons learned from last year. But, we will drive to the appropriate ending Q3 inventory.

Operator: John Morris, BMO Capital Markets.

John Morris-BMO Capital Markets-Analyst: Thanks, good morning. Maybe, Robert, if you could talk a little bit to performance that you’re seeing within the denim category, and give us a little bit more color there. And how you feel about it. Is it consistent with the results and projections that we’re seeing now? And then, also, maybe if you can talk a little bit about how the holiday merchandising might differ from the fall, as you move into holiday, just in terms of design and product. And what you mean when you’re talking about re-emphasizing on core and core fashion? Thanks.

Robert Hanson- American Eagle Outfitters, Inc.- CEO: Hi, John. In terms of denim, we’re taking a cautious outlook for the third quarter, as Mary mentioned. We have been in the throes of the back-to-school season. Our denim business is one of the most important businesses to us. We have the highest share among our direct competitive set in this segment. And we’ve been running key item promotions on denim through the back-to-school season.

The results thus far are consistent with what Mary has guided to. I would say that, in general, though, our denim business is among the best in the business. If you look at a two-year comp trend, we’re up about 11%. So, we feel really good about our denim, our denim assortment, the innovation that we’ve put into it for the back-to-school season. We are just disappointed in the overall performance that we delivered in the second quarter. And are remaining cautious as we navigate through what we consider to be choppy external environment.

For the late third quarter and fourth quarter, our AEO women’s and men’s merchandising and design teams went back and looked at the assortment. The architecture is strong but we put a much greater emphasis on ensuring that we had innovation in those key item categories that we’re famous for. I’m not going to provide specific direction, for competitive reasons, going into the back half of the year. But if you look at the first half of the year — and I’ll use our women’s business as an example where, in 2012, we believe we led the category in innovation in jeans, pants, shorts, women’s woven tops and women’s core knits. And we also executed a really strong fashion assortment on top of that. And if you think about bottoms, in particular, last year driven by color, print, as well as innovative wash, we just did not have that level of innovation and product execution in the second quarter.

So, our intent in looking at our assortments in the back half of the year was just go back and look by gender, by category, by item to make sure that we believe we not only have the innovation in the key items that we need, but that we bought them at a cost that will position our average unit retails with the strong value that our customers expect from us. And that’s what we intend to compete with in late Q3, Q4. And we are revisiting our marketing plans to make sure that they broaden the reach and bring new customers to both our stores and to our site. And by doing that, combined with the expense management and inventory control that Mary mentioned, we’re going to execute our playbook as effectively as we can in this difficult environment.

Operator: Oliver Chen, Citigroup.

Nancy Hilliker-Citigroup-Analyst: Hi, everyone. This is Nancy Hilliker filling in for Oliver. Thank you for taking my question. We’re wondering what your take is currently on the state of the consumer related to the macro environment, and your thoughts on the nature of volatility going into 3Q, if that’s continuing, a little bit more specifically. And then, just a modeling question. If you could give us information on what your thoughts are for comp spread going into 3Q.

Robert Hanson- American Eagle Outfitters, Inc.- CEO: I’ll take the first question and then I’ll let Mary take the question on comp spread. Nancy, we do see it as a very competitive environment out there. If you look at the macro environment, it’s choppy and it’s been unpredictable. There clearly is pressure on youth spending in particular. With teen unemployment remaining very high, that results in less discretionary dollars to spend. The population is expected to continue to decline at increasing rates. And so there’s a lot of competitive pressure for every dollar of discretionary spending, particularly in the apparel category out there. So, we’re focused on how to win in that very competitive environment.

That brings us back to winning on the uniqueness of our brands, the relevancy, innovation and value of our brand and product-driven customer experience. And, even with fluctuations in consumer spending, we hope to be able to compete for market share. There has been additional pressure. We still think the customer is adjusting to spending, their spending patterns, based on the expiration of the payroll tax holiday. That, for a median AEO customer, meant the removal of about $30 weekly from paychecks, or an estimated 8% to 9% of discretionary spending. So, we’re just conscious of that, and the fact that it is a competitive environment out there.

I think last year we executed particularly well. The competitive environment was less severe. There are newer competitors that are executing well. And there’s an impact of technology on both consumer behavior and consumer spending. So, our intent is to compete effectively within that context.

Mary Boland-American Eagle Outfitters, Inc.-CFO and Chief Administrative Officer: And, Nancy, to answer your question on comp spread, for Q3 it’s about 1 point. But, remember, we had the shift of the week, the 53rd week, the high week from Q3 into Q2, and that was worth a little over $30 million of revenue.

Operator: Tom Filandro, SIG.

Tom Filandro-SIG-Analyst: Hi, guys. A quick question on AUR. That comment that you made on AUR, I was hoping that you could define a little bit more what you meant specifically, Robert. You guys are basically saying in the fourth quarter you’re expecting continued promotional activity? Or are you adjusting your mix and that’s affecting the AUR? And then just a step-back question. I know the question was asked about product. Just your point of view, Robert, what would you guys have done differently in terms of your promotional messaging and/or marketing, Monday morning quarterback, heading into the back-to-school season this year, that you didn’t do? Thank you.

Robert Hanson- American Eagle Outfitters, Inc.- CEO: Sure. In terms of the back half of the year, we’re anticipating a very strong and continued promotional environment. Many of our competitors have introduced new collections at very steep discounts, fighting for the discretionary spending among our core target. And we expect that to continue. We have also, though, reassorted from late Q3 to Q4 our range, both in women’s and men’s. We’ve targeted corner price points that we know are the value price points for our core customer, where they expect innovation, trend relevancy and great value. And we’ve bought into those price points. So that’s our intent in terms of the back half of the year.

The issue in terms of hindsight, I’m not sure there’s a lot more that I can say without revealing some of our competitive actions for the balance of the year, Tom. Except to say, we have talked consistently about having a balanced assortment across core, core fashion and fashion. And while we did in terms of women’s have the right number of customer choices across core, core fashion and fashion, frankly, we just over-focused as an organization on fashion, and did not just maniacally focus on the trend relevancy, innovation and value that’s required in those really foundational items. It’s 80% of our revenue that come from core and core fashion, and the majority of our profitability. And while we need to have really relevant fashion assortments that represent about 30% of our mix, if we don’t have the trend relevancy, innovation and value in those core businesses, we don’t have the foundation upon which to deliver that fashion assortment. So, we did not execute well, particularly in women’s. But we’ve taken a step back and looked in both men’s and women’s at our assortments for the balance of the year to make sure we believe we do.

And in terms of our promotional strategy, I would say last year we were able to promote key item innovation with creative branding and great value messaging. And because our product strategies were off-track, at least in the second quarter, our promotional strategy was predominately value-based. And we do best when we have great relevant and creative branding, that our messaging is key item innovation-driven, and that we are providing the right value to our customers. And it is our intent to get back on our playbook, being very disciplined in testing, scaling and executing our promotional strategies on our playbook, as I mentioned in my prepared comments.

Operator: Richard Jaffe, Stifel.

Richard Jaffe-Stifel Nicolaus-Analyst: Thanks very much, guys. Just a follow-up on the ad initiatives. Is there an opportunity to increase ad spend to do things a bit differently? Obviously what didn’t work in Q2 doesn’t need to be repeated. Are there initiatives you can see today that could make a difference? And could that cost more money? Are the resources available to try and perhaps chase other advertising initiatives? And then, secondarily, the product is not up to snuff. Is it materially different in the fourth quarter, or in the second half, I should say? And is there an opportunity to impact the product in time for the holiday season?

Robert Hanson- American Eagle Outfitters, Inc.- CEO: I’ll take the question about advertising content and approach, and Mary can talk about the investment level. And then I’ll come back and talk about the product for the back half of the year. In terms of our advertising initiatives, one thing that I think is terrific about this team — we’ve got to remember, this is the same merchandising design and marketing team that delivered great results in 2012, albeit with a weaker competitive base at the time. And I think a much greater execution of core and core fashion key item innovation, trend relevancy. That enabled our marketing to work harder for us. So I think, in the end, we’re pretty disciplined about testing and then scaling what we know to be successful strategies for the Company.

Where I feel we did not execute well in the first half of the year is we were not able to deliver what I would say is a creative branding message that was rooted in core and core fashion key item innovation, because the product content wasn’t as broadly there as we needed. And we also were not able to market in a way that brought a broader reach and new customers to the brand at the pace that we would need in order to offset the macro pressures out there. So, our intent is to do our best to fix that in the back half of the year, putting strong emphasis on social marketing, as well as an improvement in our CRM capabilities. And there is evidence, particularly of our investment in social, CRM, mobile improvements, in our execution thus far as we build more foundational capabilities there. In terms of investment, I’ll let Mary take that question

Mary Boland-American Eagle Outfitters, Inc.-CFO and Chief Administrative Officer: Overall for the year, our advertising year over year is up. But as we’ve looked and dig deep into the detail, not every element of our advertising is delivering the ROI we’re targeting or expecting. So, as we get into the back half of the year, in the spirit of looking at all SG&A expense, we’ll look at the low ROI advertising. Hopefully refocus it into something that we see is giving us a bigger return in the back half of the year. And then, as I said earlier, we’ll continue to focus on the rest of our expense lines to try and keep advertising funded to the appropriate level.

Robert Hanson- American Eagle Outfitters, Inc.- CEO: And where we can deliver return, of course, we’ll invest. We plan to continue to invest behind growth because we have evidence where we’re delivering growth that we’re delivering high returns. In terms of the product execution for the back half of the year, I’m not sure there’s much more I’m going to say without giving away too much competitive intelligence. But the point would be is, we’re able to impact the final month of the third quarter and all of the fourth quarter by reassorting, across both men’s and women’s, in those core and core fashion key items, within innovation and trend relevancy focus in particular. We are moving into the back half of the year. The back half of the year is more critical to American Eagle Outfitters. It tends to be about 60% of our revenue. Many of our famous core categories are stronger in the back half of the year, so we’re maniacally focused on it. And we’ll keep you posted. We were able to put greater emphasis on the display of those items that we already owned in the months of August and September. But we were able to impact production from October forward.

Operator: Paul Lejuez, Wells Fargo.

Paul Lejuez-Nomura Securities Intl-Analyst: Thanks, guys. Just two quick ones. Just curious if you are seeing any impact on your core stores as you open factory stores? If you just look at the stores nearby in malls, if there is any impact. And then, also, I was just curious about the $10 million in expenses that you said were, I think, cut on the fly in Q2. Just wondering what buckets those came out of? Thanks.

Robert Hanson- American Eagle Outfitters, Inc.- CEO: Paul, I’ll take the first question and then Mary can take the question on expenses. With the factory business, we’re not seeing any material cannibalization or impact on the stores. In fact, the reality is, is that most of the factory stores we’re opening, we’re opening in areas where we would have distribution voids. We very carefully look at the regional mall stores we have around factory store locations that we’re planning to open. If there is an impact, it’s relatively minor, in the 10% range. But when you look at the positive net result for the Company in total, it’s accretive.

There are a number of stores that we’re looking to close. If you look at what we said in the past, we’re selectively pruning under-performing stores. We closed 29 stores in 2011. We closed 41 stores in 2012. And we’re on track to close between 35 and 50 in 2013. Many of those stores that we’re looking at would be stores where we aren’t delivering to our expectations in terms of returns. And would like to replace those where we have distribution opportunities with more productive factory stores. The factory stores are delivering returns, productivity greater than 50% of our main line doors.

Mary Boland-American Eagle Outfitters, Inc.-CFO and Chief Administrative Officer: In terms of the cost reduction for the second quarter, it’s the usual suspects around headcount, travel, supplies, that type of thing. I think, in general, what we’ve tried to do is to protect our long-term growth initiatives as they are delivering to the return that we’ve expected them to. So, trying to keep the right balance here going after cost reduction in areas that don’t impact the long-term strategy. So pretty typical areas of expense reduction.

Operator: Brian Tunick, JPMorgan.

Brian Tunick-JPMorgan Chase & Co.-Analyst: Yes, thanks very much. Two questions. Mary, maybe on the capital allocation side, it sounds like CapEx got pushed out a little. So, just if you could remind us what your minimum cash views are on the balance sheet, and the open to buy left on the buyback program. And maybe for Robert, I thought it was interesting you guys opened a West Coast technology center. And just curious what you plan to get out of that. And how that fits into what Mary’s talked about, about a 23% SG&A goal over time. Thanks very much

Mary Boland-American Eagle Outfitters, Inc.-CFO and Chief Administrative Officer: Okay. In terms of cash and capital allocation, we ended Q2 with about $400 million of cash. We’re projecting to end the year north of our minimum target that we’ve set, but north of the $600 million. Really proud of the team as they’ve implemented a multitude of working capital initiatives, partially by better inventory management but also looking at other areas to improve our cash flow. So, that’s helped to mitigate a fair amount of the top-line and margin shortfall that we’ve seen so far.

In terms of the authorization, we have about 18 million units left of our authorization over the next three years. I think on that question, our priority has always been to invest in the Company growth as the first priority. Then we’ll get, obviously, dividends and other shareholder return. But the first priority is to invest in Company growth.

Robert Hanson- American Eagle Outfitters, Inc.- CEO: And, Brian, on the West Coast technology center, clearly we’re moving into a very different environment moving forward. We’ve competed quite successfully over the past two decades in a predominantly mainline stores vertical specialty, predominantly US-based environment. The future is clearly going to be impacted by technology. And it’s our intent, as Mary said, to invest behind growth and be prepared to compete as a global omni-channel competitor. We believe by having a technology center based in San Francisco, partnering with our teams in Pittsburgh and in New York, that we’ll be able to attract the best talent possible, predominantly in the San Francisco Bay Area and Pittsburgh, in technology architecture, in CRM, in mobile and social, and in the operational management required to be a sector leader in omni-channel retailing.

So that’s where those investments are being made. We been extremely excited about the talent that we’ve been able to attract to the Company. They’re enthusiastic about the brand, the potential, and the strategy. And we believe we can both invest in this important area for our future growth, as well as be able to deliver within the 23% SG&A range that we’ve been guiding for a couple of years. So, stay tuned for that.

Operator: Jennifer Davis, Lazard Capital Markets.

Jennifer Davis-Lazard Capital Markets-Analyst: Hi, guys, good morning. A quick clarification for Mary, and then a question. I’ll start with the question. It’s around AE Rewards program. How many customers do you have now? How many customers do you have on the list? And what are you seeing in terms of your most loyal customers? And then just a clarification for Mary. Adjusting for the flow of the inventory for the new DC, what would third-quarter ending inventory look like? Would it be more in line with sales trends? Thanks.

Robert Hanson- American Eagle Outfitters, Inc.- CEO: Let me take the loyalty program question, and then I’ll let Mary answer the balance. In terms of the total customer base, we have, as we’ve guided to in the past, we have roughly in the 30 million-ish range of customers in our database. If you look at active customers in the rewards program, that’s about 10 million. If you look at active customers in the total database, that’s about 18 million. Those are both up against prior year but they’re not up at the levels that we would like from a new member standpoint in order to deliver an improvement against the tougher macro economic environment that we’re facing. So, we’re highly focused on that. That’s the purpose of our social CRM and mobile activities, in particular.

Mary Boland-American Eagle Outfitters, Inc.-CFO and Chief Administrative Officer: And then on inventory, I obviously wasn’t clear in my statement. Guidance, I said we’d be up slightly. That’s on a cost per square foot basis. We’ll be down on units at the end of Q3. So, just want to clarify that.

The new DC doesn’t open until next year. My point was that our current DC, given that it is a bit capacity constrained, we have to be very careful how we manage the flow of unit into that DC. So we’re receiving some units a little earlier at the end of October, which happens at the end of Q3. So, it’s just bumping it up a little bit. But I think the most important point is that we’ll continue to manage our inventory like we did in Q2, in line with whatever the top-line results would be for the quarter.

Operator: Jeff Van Sinderen, B. Riley & Co.

Jeff Van Sinderen-B. Riley & Co.-Analyst: Robert, I understand that it’s a tough compare to last year when you executed really well. Maybe you can just address the reasons for why you feel the core junior merchandise execution got off track. Was there a shift in responsibility? Did processes change? Why do you think things went wrong? Thanks

Robert Hanson- American Eagle Outfitters, Inc.- CEO: Sure. Hi, Jeff. Look, I think I’ve said what I have to say on that question. It’s a team effort. I think from top to bottom we have the same people who delivered great results last year from Roger and Fred and Tana and Amy, on through, working on the assortment this year. I think we as a team, myself included, although we have the right assortment architecture, just got off track. We, I think, overly focused on the fashion portion of the assortment. It’s 30% of customer choices but 20% of the business.

There’s a lot of new fashion competition in the marketplace and I think we are delivering in that portion of our assortment. Our fashion assortment broadly performed, outside of dresses, as I mentioned. But our business is built on the success of our core and core fashion key items, foundational and heritage products. We need to innovate those to make sure that they are relevant. I think the example I used was the terrific performance in our bottoms business last spring was just not anniversaried this year.

And I think we took our eye off the ball in terms of obsessing. We have to obsess on those famous for categories and make sure that we put out the best product that’s most innovative, most trend relevant, and with the greatest value. And against a weaker competitive set last year, we didn’t innovate as effectively as we should have. We just didn’t execute well. It’s the same team that did it last year, and it’s the same team that’s focused on fixing it from late Q3 into Q4, and then setting us up for success into 2014.

Operator: Matt McClintock, Barclays.

Matt McClintock-Barclays Capital-Analyst: Hi, good morning. A couple of times you made the comment that you perhaps over-focused on the fashion assortment. I was just wondering, how do you think about that assortment as providing differentiation versus your core competitors, especially in this what looks like an increasingly intense promotional environment. And then when you’re thinking about the optimal mix, 30%, as you said a couple of times, is that perhaps too high right now for what your customer is demanding? Or is there perhaps room to increase that mix in a way to further differentiate yourself? Thank you.

Robert Hanson- American Eagle Outfitters, Inc.- CEO: Hi, Matt. This business has generally been trending with about 70% of the customer choices in core and core fashion, and 30% in fashion. But the revenue mix is typically about 80% in core and core fashion, and 20% in fashion. We’re very conscious of the fact that the competitive dynamics are shifting. We have both a group of traditional competitors who we compete for market share in our core famous for categories — jeans, solid knits, graphics, fleece, sweaters, et cetera. As well as a new set of faster fashion competitors that have obviously changed the way that the dynamics work in the market. Which is why we’re putting a strong emphasis on ensuring that our fashion collections are relevant.

I think as I’ve said, Matt, we did execute fashion well in the quarter. We executed well in women’s, too, except in the dresses category. It’s just that we didn’t get the innovation in the core and core fashion items that we expect. I think our ability to compete is — and I said this strategically in the past — is having the best product at the best value for the customer in those core and core fashion key items that are in our famous for categories. At American Eagle Outfitters, it’s jeans, it’s pants, it’s shorts, it’s our solid knit program, it’s our graphic program, it’s fleece, it’s sweaters. In aerie it’s bras and undies. We need to lead in terms of product innovation and trend relevancy in those categories.

But we also have to do it at a value that is accessible to our customer. I think we got a little ahead of our customer in this environment in terms of their willingness to spend. Our AUR assumptions were inaccurate. We’ve adjusted them for the back half of the year. And we’re very clearly developing our assortment with a focus on innovation, trend relevancy and a smart value from late Q3 onward. And we believe by maintaining that balance, and then obviously we will shift the mix as the customer moves with us, but our intent is to compete in a balanced way across the assortment. That, combined with sharpening our brand DNA and differentiating our marketing messaging, putting a particularly strong emphasis on technology-enabled marketing, and increasing new-to-file customers and broadening our reach, we think is the formula to enable us to be successful moving forward.

Operator: Kimberly Greenberger, Morgan Stanley.

Jay Sole-Morgan Stanley-Analyst: Hi, good morning. This is Jay Sole on for Kimberly. Hi, Robert. I just have a question on guidance. It looks like the 3Q guidance implies gross margins will be around 35%. That’s down over 600 basis points, versus only 360 basis points in this quarter. So my question is, first, is that accurate? And, if so, why is the magnitude of the decline so much higher in 3Q than 2Q? Because American Eagle hasn’t been below 38% in the third quarter in over a decade, and we’re talking about 35%. So could you maybe add some color around that for us, please?

Mary Boland-American Eagle Outfitters, Inc.-CFO and Chief Administrative Officer: I think as we looked at the third quarter, and reflected on the results of the second quarter, watching the continuation of the highly promotional environment that’s out there, as Robert said earlier, new floor sets, heavily discounted from day one, we just stepped back and said we have to assume the same thing going into the third quarter. And that’s what we have planned for. So, as I said earlier, we’ll continue to see margin under pressure here — we believe. At least that’s what we’re planning for. Hopefully it’s something different than that. But at this point that’s what we know is prudent to plan that way. And thinking that is how it will play out for the balance of the year.

Operator: Steph Wissink, Piper Jaffray.

Steph Wissink-Piper Jaffray-Analyst: Thank you, good morning, everyone Robert, I have a question for you. You’ve mentioned several times this morning that there are significant changes in how your consumer is trafficking your stores, responding to promotions, shifting from mainline to maybe online and outlet. Can you just give us a window, maybe, into the boardroom conversation around how the business model evolves from here? Is there an opportunity to build in more variability or flexibility into the cost structure to respond to these periods of volatility? Thank you.

Robert Hanson- American Eagle Outfitters, Inc.- CEO: Sure. One of the things, again, I find impressive about this team is our ability to manage the business in real time. I think, as Mary mentioned, we responded within the quarter to a very tough performance. And were able to address a lot of the variable expense, we think responsibly without divesting of the strategic growth initiatives that are critical to our future success. I think, Steph, though, the way that we look at it is, if you look at the business five years ago, a decade ago, it was predominantly US-based, vertical specialty, brick-and-mortar retailers. Today, it’s global, omni-channel competitors, with the leaders and the high performers today having made significant investments in omni-channel technology innovation and capability. As well as in making sure they have the ability to be much faster in delivering trend relevancy and innovation to the marketplace.

What we’re focused on in terms of speeding up our cycle times, putting a foundational technology capability in place, improving our customer-facing technology innovation, putting our advanced technology center in San Francisco, and partnering it with the talent that we have in Pittsburgh. And to make sure we’re building a future that’s based on our ability to compete as a global omni-channel competitor. We need to pace that investment with the fact that the foundation to our business is our American Eagle Outfitters mainline stores business here in the US and Canada. But those businesses are clearly under pressure from a broader competitive set that’s fighting for market share in a tough youth environment, particularly with high teen unemployment. And predominantly at very sharp prices to fight for discretionary spending.

So, it’s a balancing delivering in the short term while setting up the future. We think the evidence that we’ve provided to you of where our strategies are working. Our direct business is growing, it’s over a $0.5 billion business. Our outlet business is on track to be over $0.5 billion business. Our aerie business, which was shareholder dilutive just a few years ago, is shareholder accretive today. We are putting investments behind initiatives such as flexible fulfillment to make sure that we can deliver our customers’ expectations with little channel conflict.

If we own the inventory anywhere in our system, and we want to fulfill a customer’s order, we want to be able to do that. We’re making the investments that we need to make to be a competitor that’s robust in the future. And we feel good about the track record so far. We just need to get this American Eagle Outfitters mainline stores business back on track as the foundation. We don’t expect huge growth from it moving forward. But as we’ve said, if we can get modest comps from these businesses in the US and Canada moving forward, and the organic growth on top of that from our strategic initiatives, we’ll be able to deliver longer-term to the guidance that we provided.

Operator: Dorothy Lakner, Topeka Capital Markets.

Dorothy Lakner-Topeka Capital Markets-Analyst: Thanks, good morning, everyone. I wanted to go back to the issue of testing. I know last quarter you said you tested the entire back-to-school line. You were pleased with the read. So I’m just wondering if you could give us a little bit more color about the testing process and how confident you are that the next time you can get it right. And that you’ve made the right changes to the mix to hopefully get some improvement in the back half of the year.

Robert Hanson- American Eagle Outfitters, Inc.- CEO: Sure. Hi, Dorothy. The team — there is a discipline process that Roger and the merchandising team follow, where we’re able to take an extraction of each future season’s floor set and put it into stores. Obviously, it’s not in the relevant season so you have to actually read the results with that as an understanding. But it enables us to get a feeling for how the customer is reacting. But it is reacting to the context of our assortments. And I think as we get into the season, we’re putting our assortments up against the broader competitive context. And that’s where I think we fell short in the second quarter when we should have been innovating more aggressively in core and core fashion and we didn’t. I think we probably could have read those results a little bit more self critically and made adjustments a little bit earlier.

As we’ve looked at the result for the back half of the year, on our bottoms and tops businesses, it’s what’s led us to take a big step back, look at the corner value price points that our customers expect from us. We’ve matched our products in core and core fashion, particularly the famous for categories, against those corner price points. And we’ve really gone back and looked at the innovation that we’re providing relative to any feedback we’ve gotten, all the way down to every graphic that we are going to be putting on our knits programs. They’ve all been tested and we feel like we’re doing everything we can to get the core and core fashion assortments back on track.

Operator: Randy Konik, Jefferies.

Randy Konik-Jefferies & Company-Analyst: Hi, guys. Mary, could we go back — I want to go back to that question on gross margin for the third quarter. I’m going back through the model and I don’t really see a big point in time when the third-quarter gross margin has really been lower than the second-quarter gross margin, you have higher volumes, in the third quarter versus the second quarter. So, what I’m trying to figure out is, why would the gross margins be lower in the third quarter. And if they are indeed lower in the third quarter, does there have to be a re-thought process on how you think about your operating margins’ outlook from a longer-term perspective, given that your operating margins today are obviously higher than your two closest competitors?

How should we be thinking about — I think we heard about where you’re thinking with SG&A. You can control those expenses, you took some out in the quarter. But the gross margins obviously surprised people in the second quarter, where the Street is pretty surprised about third-quarter gross margins being below second quarter. So just trying to get some color, like why would it actually be lower in the third quarter versus the second quarter? And how do we think about these operating margins trending over the next couple years? Thanks

Mary Boland-American Eagle Outfitters, Inc.-CFO and Chief Administrative Officer: Randy, as the second quarter played out, what we saw was May and June were pretty choppy months, some good weeks, some not so good weeks. As we moved into July, post Fourth of July weekend, we saw a pretty rapid deceleration in the business as the weeks went on in July. And, so, what we’ve assumed here in our guidance for Q3 is that level of deceleration we saw in July playing through to Q3. So, that’s why it looks a little bit out of whack because, obviously, the Q2 numbers are average for the quarter. So, that’s what we have assumed here for Q3.

I think, as we’ve said, we are re-planning the second half of the year. Got a lot of it done already. We’re obviously closely watching inventory. Part of the margin pressure we’re assuming here is a heavy promotion environment. But also some of what we saw in Q2 was clearing inventory as the top line fell. I think our long-term goals are still our long-term goals.

That 40% margin still feels right to me when I look at our growth initiatives and our strategic plan, as Robert just articulated, around the growth in factory and direct and so on and so forth. They are all higher margin, as well, too. So, that still feels like the right long-term target for us. Obviously this is a bump in the road here in 2013. But still focused on getting our self back to that overall target of the 40% range.

Operator: Adrienne Tennant, Janney Capital Markets

Adrienne Tennant-Janney Montgomery Scott-Analyst: Great, thanks. Robert, I was wondering, the team is now working obviously on spring 2014 flows. I was wondering are you making changes to the price architecture for those flows. And, specifically, are you bringing down the average initial retail to be more price competitive? And then longer term you talked a lot about the mainline stores domestically, with AE in that 800 store range. Does the whole change in moving to online and omni-channel, does it philosophically make you think about the mainline store base and whether it could be smaller? Thank you.

Robert Hanson- American Eagle Outfitters, Inc.- CEO: Hi, Adrienne. The way that this is played out is obviously we have a disappointing first half. The team and I took a step back and basically rejected what we had set up for the second half and re-planned and reassorted it. Which is why, I think, from October through January we have what we believe is the right focus. Albeit, it will be in a highly competitive environment where we think there is going to be a lot of promotional pressure for every dollar of discretionary spending. But we feel like we’ve got the focus on the core and core fashion key item innovation that we need.

That said, Adrienne, we’ve also taken a step back and looked at our holiday trans floor sets, our spring one, spring two floor sets. And we are in the process of looking at how we transition from spring to summer. We have looked at the way we performed in the first half of this year. We’ve identified the opportunities where we were very disappointed in our performance, where the performance was unacceptable. We had, in women’s, for example, in the second quarter, an unacceptable bottoms performance and an unacceptable women’s wovens performance. And our intent is obviously to go back and, not only in women’s but also in men’s, make sure that in those core and core fashion categories that we’ve got the right product, it’s innovative, it’s trend relevant and it’s really smartly priced.

That would imply that we understand our corner price points. We know where the consumer buys at the highest velocity and we’re going to develop our product into those price points with an appropriate promotional cadence. Obviously, we don’t want to face the level of markdown pressure that we faced in the first half of 2013 moving forward. So, by having the right assortment, with the right AUR assumptions, with the right innovation and trend relevancy, we think we can compete more effectively.

In terms of your question on mainline door philosophy, think as I mentioned earlier in answering one of the questions, we’re on track to close anywhere between 35 to 50 doors this year. We look at every single door we have for its ability to be accretive and sales per square foot and return on invested capital. We are looking very carefully at the shift in customer demand. And as technology impacts the way customers behave, we want to make sure that we’ve got the right balance between stores and direct, online and omni businesses. We’re piloting, as I mentioned, initiatives such as flexible fulfillment and plan to scale them.

Before we make any broader moves on our store base we want to understand how to use the assets we have. We only have 20 doors that are unprofitable and disappointing in terms of their returns at the moment. And that’s on a large store base of around 1,000 doors. So, I would say we’re very carefully considering it. And as we move forward, if we need to accelerate store closures if the customer patterns of demand shifts, we’re prepared to do it. But we’re going to do it responsibly and with the shareholders’ interest in mind as we take those actions.

Judy Meehan- American Eagle Outfitters Inc- VP IR: Okay, everybody, that concludes our call today. Thanks for your participation and interest in American Eagle Outfitters.